EXHIBIT (1) (e)

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                          UNANIMOUS WRITTEN CONSENT OF
                           THE EXECUTIVE COMMITTEE OF
                            THE BOARD OF DIRECTORS OF
                     THE LIFE INSURANCE COMPANY OF VIRGINIA


The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish one additional investment subdivision of Separate Account III which will invest in shares of the Utility Fund portfolio of the Insurance Management Series;

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account III which will invest in shares of the mutual fund portfolios set forth below:

     INVESTMENT SUBDIVISION              TO BE INVESTED IN
     ----------------------              -----------------
        IMS Utility             Insurance Management Series - Utility Fund


FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made; and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolution; and

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.



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/s/ William D. Baldwin  7 Nov 94            /s/ Robert A. Bowen        11/11/94
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WILLIAM D. BALDWIN          DATE              ROBERT A. BOWEN           DATE


/s/ Daniel T. Cox       11/11/94            /s/ Selwyn L. Flournoy, Jr. 11/7/94
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DANIEL T. COX              DATE              SELWYN L. FLOURNOY, JR.   DATE


/s/ H. Gaylord Hodges, Jr. 11/7/94          /s/ Linda L. Lanam          11/3/94
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H. GAYLORD HODGES, JR.     DATE              LINDA L. LANAM             DATE


/s/ J. Garnett Nelson    11/7/94            /s/ John J. Palmer        11/16/94
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J. GARNETT NELSON          DATE              JOHN J. PALMER             DATE


/s/ Paul E. Rutledge III  11/7/94
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PAUL E. RUTLEDGE III       DATE